Carrier Global Corporation
2020 Long-Term Incentive Plan
Stock Appreciation Right Award
Schedule of Terms

(Supplemental Retention Award January 30, 2024)

This Schedule of Terms describes the material features of the Participant’s Stock Appreciation Right Award (the “SAR Award” or the “Award”) granted under the Carrier Global Corporation 2020 Long-Term Incentive Plan (the “LTIP”), subject to this Schedule of Terms, the Award Agreement, and the terms and conditions set forth in the LTIP. The LTIP Prospectus contains further information about the LTIP and this Award and is available on the Company’s internal employee website and at www.ubs.com/onesource/CARR.

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Certain Definitions
A Stock Appreciation Right (a “SAR”) represents the right to receive the appreciation in one share of common stock of Carrier Global Corporation (the “Common Stock”) measured from the date of grant to the date of exercise. The appreciation, upon exercise, is generally paid to the Participant in the form of shares of Common Stock. SARs generally vest if the Participant remains employed or otherwise engaged by the Company or the Corporation through the applicable vesting date schedule set forth on the Award Agreement (see “Vesting” below), or upon an earlier Termination of Service under limited circumstances that may result in accelerated vesting (see “Termination of Service” below). “Company” means Carrier Global Corporation, together with its subsidiaries, divisions and Affiliates (collectively, the “Corporation”). “Termination Date” means the date the Participant’s employment ends, or, if different, the date a Participant ceases providing services to the Corporation as an employee, consultant, or in any other capacity. For the avoidance of doubt, absences from employment by reason of notice periods, garden leaves, or similar paid leaves associated with a Termination of Service shall not be recognized as service in determining the Termination Date. All references to termination of employment in this Schedule of Terms will be deemed to refer to “Termination of Service” as defined in the LTIP. “Committee” means the Compensation Committee of the Board. Capitalized terms not otherwise defined in this Schedule of Terms have the same meaning as defined in the LTIP.
Acknowledgement and Acceptance of Award
The number of SARs awarded and the SAR grant price are set forth in the Award Agreement. The Award recipient (the “Participant”) must affirmatively acknowledge and accept the terms and conditions of the SAR Award within 150 days following the Grant Date. A failure to acknowledge and accept the SAR Award within such 150-day period will result in forfeiture of the SAR Award, effective as of the 150th day following the Grant Date.
Participants must acknowledge and accept the terms and conditions of this SAR Award electronically via the UBS One Source website at www.ubs.com/onesource/CARR. Participants based in certain countries may be required to acknowledge and accept the terms and conditions of this SAR Award by signing and returning the designated hard copy portion of the Award Agreement to the Stock Plan Administrator.
Exercise Price (or “Grant Price”)
The Grant Price represents the Fair Market Value of the Corporation’s Common Stock on the date of grant. “Fair Market Value” means, as of any given date, the closing price of the Common Stock on the New York Stock Exchange.
Vesting and Expiration
SARs will vest on the fifth anniversary of the grant date and will expire (if unexercised) in accordance with the schedule set forth in the Award Agreement, subject to the Participant’s continued employment or service with the Corporation through January 30, 2029. Unvested SARs will be forfeited in the event of Termination of Service prior to the vesting date, except in
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certain earlier terminations involving Involuntary Termination, Disability, Change-in-Control Termination, or death (see “Termination of Service” below).

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Vested SARs may be exercised on or after the vesting date until the earlier of the:
(i) Expiration date specified in the Award Agreement, at which time the SARs and all associated rights lapse; or
(ii) Last day permitted on or following Termination of Service as specified in “Termination of Service” below.
SARs may also be forfeited and value realized from exercised SARs may be recouped by the Company under certain circumstances (see “Forfeiture of Award and Repayment of Realized Gains” below).
No Shareowner Rights
A SAR is the right to receive the appreciation in a share of Common Stock, subject to continued employment or service and certain other conditions. The holder of a SAR has no voting, dividend, or other rights accorded to owners of Common Stock, unless and until SARs are exercised and settled in Common Stock.
Exercise and Payment
While a Participant is employed by the Corporation, the Participant may exercise vested SARs on or after the applicable vesting date until the expiration date. The value a Participant will realize upon the exercise of a SAR is the difference between the price of the Common Stock at the time of exercise and the Grant Price. The Participant will generally receive shares of Common Stock as soon as administratively practicable following exercise of SARs. The value of the exercised SARs may instead be paid in cash if the Committee so determines, including where local law restricts the distribution of Common Stock.
It is the responsibility of the Participant to track the expiration of the Award and exercise SARs in a timely manner. The Company assumes no responsibility for, and will make no adjustments with respect to, SARs that expire unexercised. Any communication from the Plan Administrator or the Company to the Participant with respect to expiration is provided as a courtesy only.
Please note that in some regions, exercise periods will be reduced where required by local law. For example, in no event will SARs be exercisable after 6 months following a Participant’s Termination Date for those Participants subject to exchange control regulations in the People’s Republic of China. The Participant agrees to bear any currency fluctuation risk between the time the shares of Carrier common stock are sold and the time the sale proceeds are distributed through such special exchange account.
Termination of Service
The treatment of SARs upon Termination of Service depends upon the reason for termination, as detailed in the following sections.
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Absences from employment because of notice periods, garden leaves, or similar paid leaves associated with a Termination of Service will not be recognized as service in determining the Termination Date.

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Involuntary Termination for Cause. If the Participant’s termination results from an involuntary termination by the Corporation for Cause (as defined in the LTIP), both vested and unvested SARs will be forfeited as of the Termination Date. In addition, value realized from previously exercised SARs is subject to repayment in the event of termination for Cause or certain other occurrences (see “Forfeiture of Award and Repayment of Realized Gains” below).
Involuntary Termination other than for Cause, death, or Disability. If the Participant’s termination results prior to the vesting date from an involuntary termination by the Corporation for reasons other than Cause, death, or Disability, and does not constitute a Change-in-Control Termination, unvested SARs will be forfeited as of the Termination Date.

Upon involuntary termination for reasons other than Cause, vested SARs may be exercised for one (1) year following the Termination Date (except where a shorter period is required by local law) or until the expiration of the SAR, whichever is earlier. Unexercised vested SARs will expire without value at the close of the NYSE on the first anniversary of the Termination Date, or the expiration date, whichever comes first. In the event that the date falls on a weekend or market holiday, the SARs will be cancelled at the end of the last trading day prior to such date.

Change-in-Control Terminations are subject to vesting treatment as set forth in the Change-in-Control provisions below.
Voluntary Termination. A Participant who voluntarily terminates employment or service (other than upon a Change-in-Control Termination) will forfeit all unvested SARs. Vested SARs may be exercised for up to ninety (90) days from the Termination Date or until the expiration of the SAR (if earlier). Unexercised SARs will expire without value at the close of the NYSE on the ninetieth (90th) day following the Termination Date, or the expiration date, whichever comes first. In the event that the date falls on a weekend or market holiday, the SARs will be cancelled at the end of the last trading day prior to the 90th day.

Death or Disability. If the Participant dies while still employed by or providing services to the Corporation, or if the Participant incurs a Disability (as defined in the LTIP), all unvested SARs will vest as of the date of death or Disability, as applicable, and become exercisable. The Participant, Participant’s estate or designated beneficiary, as applicable, will have three (3) years from the date of death or the Disability except as restricted by local law, or until the expiration of the SAR if earlier, to exercise all outstanding SARs, provided however, that if the expiration of the SAR occurs prior to the end of such three-year period following the death or Disability, the SAR will be deemed to be exercised by the Participant, Participant’s estate or designated beneficiary (if such a designation has been provided to the Corporation, and to the extent the Corporation determines such designation to be valid), as may be determined in the Corporation’s sole discretion, as of the SAR expiration date and (where applicable) the resulting amount held for distribution to the Participant, Participant’s estate or beneficiary, as applicable. Different tax rules may apply when the estate or heir exercises the deceased Participant’s SARs. A personal tax or financial advisor should be consulted under this scenario.

Change-in-Control Termination. If the SARs are replaced with a Replacement Award in connection with a Change-in-Control in accordance with Section 10(c) of the LTIP, and a Participant’s termination results from an involuntary termination by the Corporation for reasons other than for Cause, death or Disability, or due to the Participant’s voluntary termination for
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“Good Reason,” in each case, within 24 months following a Change-in-Control in accordance with Section 10(d) of the LTIP (such Termination of Service, a “CIC Termination”), then all unvested SARs will vest and become exercisable as of the Termination Date and all vested SARs will be exercisable until the third anniversary of the Termination Date (or until the expiration of the SAR, if earlier).
Forfeiture of Award and Repayment of Realized Gains
SARs, whether or not vested, will be immediately forfeited and a Participant will be obligated to repay to the Company the value realized from the prior exercise of SARs upon the occurrence of any of the following events:
(i)Termination for Cause (as defined in the LTIP);
(ii)A determination that the Participant engaged in conduct that could have constituted the basis for a Termination for Cause, including determinations made within three years following the Termination Date;
(iii)Within twenty-four months following the Termination Date, the Participant:
(A)Solicits a Corporation employee, or individual who had been a Corporation employee within the previous three months, for an opportunity outside of the Corporation; or
(B)Publicly disparages the Corporation, its employees, directors, products, or otherwise makes a public statement that is materially detrimental to the interests of the Corporation or such individuals;
(iv)At any time during the twelve-month period following the Termination Date, the Participant becomes employed by, consults for, or otherwise renders services to any business entity or person that is (A) a Competitive Business (as defined in Exhibit A to this Schedule of Terms); or (B) a Customer (as defined in Exhibit A to this Schedule of Terms), unless, in either case (A) or (B), the Participant has first obtained the consent of the Chief Human Resources Officer or her or his delegate. This restriction applies to Competitive Businesses and Customers of each business unit that employed the Participant within the two-year period prior to the Termination Date. The restrictions in this subparagraph apply to Participant’s (i) providing services to a Competitive Business or Customer in any capacity, (ii) providing services to a Competitive Business or Customer of a similar nature to those provided by Participant to the Corporation, and (iii) providing services to a Competitive Business or Customer in any capacity where the Corporation’s Trade Secrets or Confidential Information (as defined in Exhibit A to this Schedule of Terms) could, or would necessarily, be used to obtain an unfair advantage over the Corporation.
Further details concerning the forfeiture of Awards and the obligation to repay gains realized from LTIP Awards are set forth in Section 14(i) of the LTIP, which can be located at www.ubs.com/onesource/CARR. The provisions of subparagraphs (iii)(A) and (iv) of this Section
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shall not apply to Participant if Participant lives or works in California prior to the Termination Date.
In addition to the provisions set forth above, and in consideration for the Participant’s opportunity to earn the Award, the Participant agrees to be bound by the restrictive covenants set forth in Exhibit A to this Schedule of Terms even if the Participant ultimately forfeits the Award or otherwise fails to receive any benefits in connection with the Award.
Notwithstanding the foregoing, if the Participant is an individual covered under Section 16 of the Securities Exchange Act of 1934, the Participant understands and acknowledges that the Award may be subject to additional clawback and/or forfeiture provisions as set forth within any separate policy maintained by the Company from time to time, including without limitation any such provisions as may be required by SEC or stock exchange listing rules or otherwise, and of which the Company may require separate acknowledgement by the Participant at any time as a condition of receiving any amount with respect to this Award.

The Participant agrees that the foregoing restrictions are reasonable and that the value of the LTIP awards is reasonable consideration for accepting such restrictions and forfeiture contingencies. However, if any portion of this section is held by competent authority to be unenforceable or contrary to applicable law, this section shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect. The Participant acknowledges that this Award shall constitute compensation in satisfaction of these covenants.

Adjustments
SAR Awards may be subject to adjustment under the terms of the Plan if the Corporation engages in a transaction affecting its capital structure, such as a merger, distribution of a special dividend, spin-off of a business unit, stock split, subdivision or consolidation of shares of Common Stock or other events affecting the value of Common Stock.
Further information concerning capital adjustments is set forth in Section 3(d) of the LTIP, which can be located at www.ubs.com/onesource/CARR.

Change-in-Control
In the event of a Change-in-Control or restructuring of the Corporation, the Committee may, in its sole discretion, take certain actions with respect to outstanding Awards to assure fair and equitable treatment of LTIP Participants. Such actions may include the acceleration of vesting, canceling an outstanding Award in exchange for its equivalent cash value (as determined by the Committee), or providing for other adjustments or modifications to outstanding Awards as the Committee may deem appropriate. In the event of a Change-In-Control where the SARs are not replaced by a Replacement Award, the SARs will fully vest and become exercisable in accordance with Section 10(b) of the LTIP. Further details concerning Change-in-Control are set forth in Section 10 of the LTIP, which can be located at www.ubs.com/onesource/CARR.
Awards Not to Affect Certain Transactions
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SAR Awards do not in any way affect the right of the Corporation or its shareowners to effect: (i) any adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital or business structure; (ii) any merger or consolidation of the Corporation; (iii) any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (iv) the dissolution or liquidation of the Corporation; (v) any sale or transfer of all or any part of its assets or business; or (vi) any other corporate act or proceeding.

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Taxes / Withholding
The Participant acknowledges that, regardless of any action taken by the Company, the Participant is responsible for all income taxes, social insurance contributions, payroll taxes, payment on account or other tax-related items attributable to any Award (“Tax-Related Items”). The provisions of Section 14(d) (Required Taxes) of the LTIP apply to this Award; provided that, if the Participant is an individual covered under Section 16 of the Securities Exchange Act of 1934, as amended, at the time that a taxable event occurs, then the Company’s withholding obligations with respect to such taxable event will be satisfied by the Company withholding shares of Common Stock on the date of exercise equal to the amount required to be withheld for tax purposes (calculated using the minimum statutory withholding rate as applied to the value of the SAR Award at the time of exercise, except as otherwise approved by the Committee). The Company shall have the right to deduct directly from any payment or delivery of shares due to a Participant or from a Participant’s regular compensation to effect compliance with all Tax-Related Items, including withholding and reporting with respect to the exercise of any SAR. Acceptance of an Award constitutes affirmative consent by a Participant to such reporting and withholding. The Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In those countries where there is no withholding on account of such Tax-Related Items, Participants must pay the appropriate taxes as required by any country where they are subject to tax. In those instances where Company is required to calculate and remit withholding on Tax-Related Items after shares have already been delivered, the Participant shall pay the Company any amount of Tax-Related Items that the Company is required to pay. The Company may refuse to distribute an Award if a Participant fails to comply with his or her obligations in connection with Tax-Related Items.
Important information about the U.S. Federal income tax consequences of LTIP Awards can be found in the LTIP Prospectus at www.ubs.com/onesource/CARR.

Non-assignability
Unless otherwise approved by the Committee or its delegate, no assignment or transfer of any right or interest of a Participant in any SAR Award, whether voluntary or involuntary, by operation of law or otherwise, is permitted except by will or the laws of descent and distribution. Any other attempt to assign such rights or interest shall be void and without force or effect.
Nature of Payments
All Awards made pursuant to the LTIP are in consideration of services performed for the Corporation. Any gains realized pursuant to such Awards constitute a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any of the employee benefit plans of the Company. Awards are made at the discretion of the Committee. Receipt of a current Award does not guarantee receipt of a future Award.
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Right of Discharge Reserved
Nothing in the LTIP or in any SAR Award shall confer upon any Participant the right to continued employment or service for any period of time, or affect any right that the Corporation may have to terminate the employment of any Participant at any time for any reason.
Administration
The Board of Directors of the Corporation has delegated the administration and interpretation of the Awards granted pursuant to the LTIP to the Compensation Committee. The Committee establishes such procedures as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP. The Committee has, consistent with its charter and subject to certain limitations, delegated to the Chief Executive Officer and the Chief Human Resources Officer (and to such subordinates as he or she may further delegate) the authority to grant, administer, and interpret Awards, provided that, such delegation will not apply with respect to employees of the Corporation who are covered under Section 16 of the Securities Exchange Act of 1934, as amended, and to members of the Company’s Executive Leadership Group. Awards to these individuals will be granted, administered, and interpreted exclusively by the Committee. The Committee’s decision or that of its delegate on any matter related to an Award shall be binding, final, and conclusive on all parties in interest.
Data Privacy
The Corporation maintains electronic records for the purpose of administering the LTIP and individual Awards. In the normal course of plan administration, electronic data may be transferred to different sites within the Corporation and to outside service providers. Acceptance of an Award constitutes consent by the Participant to the collection, use, processing, transmission, and holding of personal data, in electronic or other form, as required for the implementation, administration, and management of this Award and the LTIP by the Company or its third-party administrators within or outside the country in which the Participant resides or works. All such collection, use, processing, transmission, and holding of data will comply with applicable privacy protection requirements. If you do not want to have your personal data shared, you may choose to not accept this Award.
Company Compliance Policies
Participants must comply with the Company’s Code of Ethics and Corporate Policies and Procedures. Violations can result in the forfeiture of Awards and the obligation to repay previous gains realized from LTIP Awards. The Company’s Code of Ethics and Corporate Policy Manual are available online on the Company’s internal home page.
Interpretations
This Schedule of Terms provides a summary of terms applicable to the SAR Award. This Schedule of Terms and each Award Agreement are subject in all respects to the terms of the LTIP, which can be located at www.ubs.com/onesource/CARR. In the event that any provision of this Schedule of Terms or any Award Agreement is inconsistent with the terms of the LTIP, the
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terms of the LTIP shall govern. Capitalized terms used but not otherwise defined herein shall have the meanings as defined in the LTIP. Any question concerning administration or interpretation arising under the Schedule of Terms or any Award Agreement will be determined by the Committee or its delegates, and such determination shall be final, binding, and conclusive upon all parties in interest. If this Schedule of Terms or any other document related to this Award is translated into a language other than English and a conflict arises between the English and translated version, the English version will control.
Governing Law
The LTIP, this Schedule of Terms, and the Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
Additional Information
Questions concerning the LTIP or Awards and requests for LTIP documents can be directed to:
    Stock Plan Administrator
StockPlanAdmin@carrier.com
OR
Carrier Global Corporation
Attn: Stock Plan Administrator
13995 Pasteur Boulevard
Palm Beach Gardens, FL 33418

The Corporation and / or its approved Stock Plan Administrator will send any Award-related communications to the Participant’s email address or physical address on record. It is the responsibility of the Participant to ensure that both the e-mail and physical address on record are up-to-date and accurate at all times to ensure delivery of Award-related communications.

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Exhibit A
Carrier Global Corporation 2020 Long-Term Incentive Plan
2024 Restrictive Covenant Addendum to Schedule of Terms
The Participant agrees that except where prohibited by local law, in consideration for the opportunity to earn the Award set forth in this Schedule of Terms and the accompanying Award Agreement and regardless of whether benefits under the Schedule of Terms are actually realized by the Participant, the Participant shall comply with the following terms and conditions, including the Restrictive Covenants set forth below.
1.Acknowledgement
The Participant acknowledges that during his/her employment, the Participant will be provided with, develop and use Trade Secrets or Confidential Information belonging to Carrier Global Corporation or its successor, Affiliates and subsidiaries (the “Corporation”). The Participant recognizes and agrees that the Corporation has a legitimate business interest in maintaining the confidentiality of its Trade Secrets or Confidential Information and a legitimate need to protect itself from improper or unfair competition.

The Participant also recognizes the highly competitive nature of the Corporation’s business and the investment the Corporation has made to protect its Trade Secrets or Confidential Information, and understands that if Trade Secrets or Confidential Information were to be disclosed to a competitor or used for an improper purpose, the Corporation would be irreparably harmed.

Finally, the Participant acknowledges that his/her agreement to comply with the terms of this Exhibit may limit the Participant’s ability to work in a business similar to the business of the Corporation; provided, however that the Participant agrees that, in light of the Participant’s education, skills, abilities and financial resources, the Participant shall not assert, and it shall not be relevant nor admissible as evidence in any dispute arising in respect of the Exhibit, including the Restrictive Covenants.

2.Restrictive Covenants
The Participant acknowledges and agrees that he/she shall be bound by and shall abide by the following restrictive covenants which are necessary to protect the Corporation’s legitimate business interests:
a.Confidentiality
At all times during and after the termination of the Participant’s employment or relationship with the Corporation, the Participant will not, without the Corporation’s prior written permission, directly or indirectly for any purpose other than the performance of the Participant’s duties for the Corporation, use for his/her own benefit or for the benefit of any third party or disclose to anyone outside of the Corporation any Trade Secrets or Confidential Information or any information received by the Corporation in confidence from or about third parties, as long as such matters remain trade secrets or confidential.
These confidentiality obligations shall not prohibit the Participant from complying with a court order or disclosing Trade Secrets or Confidential Information as required by law;
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however, the Participant agrees to inform the Corporation as soon as practicable of any such court order or other legal requirement, and the Participant shall take reasonable steps to prevent disclosure of Trade Secrets or Confidential Information until the Company has been informed of such required disclosure and has had a reasonable opportunity to take protective measures such as seeking a protective order.
Notwithstanding any other provisions of this Section 2(a), pursuant to 18 USC Section 1833(b), the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Trade Secrets or Confidential Information that is made: (A) confidentially to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Participant files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, the Participant may disclose such trade secret to the Participant’s attorney and use the trade secret information in related court proceedings; provided that, the Participant files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order. Additionally, the provisions of this Exhibit are not intended to, and shall be interpreted in a manner that does not, limit or restrict the Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).
b.Non-Competition
To further ensure the protection of the Corporation’s Trade Secrets or Confidential Information, the Participant agrees that during the Participant’s employment by the Corporation and during the Restrictive Period, that the Participant will not directly or indirectly, own, manage, operate, control (including indirectly through a debt, equity investment, or otherwise), accept employment with or provide services in any form to (including serving as a director or entering into a consulting relationship or similar arrangement) any person or entity engaged in any business venture that is deemed to be a Competitive Business. The restrictions in this subparagraph apply to Participant’s (i) providing services to a Competitive Business in any capacity, (ii) providing services to a Competitive Business of a similar nature to those provided by Participant to the Corporation, and (iii) providing services to a Competitive Business in any capacity where the Corporation’s Trade Secrets or Confidential Information could, or would necessarily, be used to obtain an unfair advantage over the Corporation. Notwithstanding the foregoing, it shall not be considered a breach of this Section 2(b) for the Participant to be a passive owner of not more than 5% of the outstanding stock or other securities or interests of a public company that is a Competitive Business, so long as the Participant has no direct or indirect active participation in the business or management of such corporation or entity.
c.Non-Solicitation – Employees
In consideration of the significant time and resources the Corporation has invested and will continue to invest to recruit and retain its employees, as well as the valuable information that the Participant has obtained about Corporation employees, including their respective talents and areas of expertise, the Participant agrees that during the Participant’s employment by the Corporation and during the Restrictive Period, the Participant will not, directly or indirectly, on his/her own behalf or on behalf of another: (i)
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solicit, recruit, aid or induce any employee of the Corporation to leave their employment with the Corporation in order to accept employment with or render services to another person or entity unaffiliated with the Corporation, or (ii) hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee.
d.Non-Solicitation – Customers, Suppliers, Licensees, Business Partners and Vendors
In consideration of the significant time and resources the Corporation has invested and will continue to invest to develop relationships and foster goodwill with its Customers as well as the valuable information the Participant has learned about the Corporation’s Customers during his/her employment, the Participant agrees that during the Participant’s employment by the Corporation and during the Restrictive Period that he or she will not directly or indirectly, for the Participant’s own account or for others, (A) solicit or assist others in soliciting or attempt to solicit (or assist others in attempting to solicit) (i) any existing Customers with whom the Participant had contact, or of whom the Participant became aware while employed by the Corporation during the two (2) year period prior to the Participant’s Termination of Employment, or (ii) any prospective Customers of the Corporation with whom the Participant had contact and with whom the Corporation took significant steps to do business during the two (2) year period prior to the Participant’s Termination of Employment, for the purpose of inducing such existing or prospective Customers to cease doing business or reduce their business with the Corporation or to purchase, lease or utilize products or services that are competitive with, similar to, or that may be used as substitutes for any products or services offered by the Corporation, or (B) otherwise interfere with the relationship of the Corporation with any of its Customers.
e.Non-Disparagement
The Participant agrees not to disparage or defame, through any public medium (including social media) the business reputation, technology, products, practices or conduct of the Corporation or any member of the board of directors or any executive officer of the Corporation in their capacity as such. Nothing in this Exhibit or elsewhere shall prevent the Participant from making statements in confidence to an immediate family member or to an attorney for the purpose of seeking legal advice, or from making truthful statements when required by law, subpoena or the like, or in arbitration or other proceeding permitted under this Exhibit and/or the Plan, as applicable.

The Participant acknowledges and agrees that the Participant has had the opportunity to seek the advice of counsel in connection with this Exhibit and that the Restrictive Covenants contained herein are reasonable in geographic scope, temporal duration, and in all other respects. The Participant further acknowledges and agrees that the opportunity to earn the Award(s) is reasonable consideration for accepting such restrictions. The provisions of Sections 2(b), 2(c), and 2(d) shall not apply to Participant if Participant lives or works in California prior to the date of Participant’s termination of employment.
3.Defined Terms

Capitalized terms used and not otherwise defined herein will have the meaning given thereto in the Plan or the Schedule of Terms for the Award(s), as applicable.
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Competitive Business: shall mean any person, firm, corporation, or other entity that is (i) located in a region with respect to which the Participant had substantial responsibilities during the final two (2) years of the Participant’s employment by the Corporation and is (ii) competitive, with (A) the business unit(s) of the Corporation the Participant was employed with during the final two (2) years of the Participant’s employment (including any prospective business to be developed or acquired that was proposed at the date of termination and of which the Participant was aware), or (B) any other business of the Corporation with respect to which the Participant had substantial exposure during the final two (2) years of such employment. The determination of status of a person or entity as a Competitive Business will be made by the Chief Human Resources Officer of the Corporation (or his/her delegate) in his/her sole discretion.

Customer: shall mean the Corporation’s customers, suppliers, licensees, business partners, and/or vendors.

Restrictive Period: shall mean the one (1) year period following the Participant’s termination of employment with the Corporation for any reason. Notwithstanding the foregoing, with respect to the Corporation’s Chief Executive Officer, and the executives serving as segment and functional leaders who directly report to the Corporation’s Chief Executive Officer, the Restrictive Period shall mean the two (2) year period following the Participant’s termination of employment with the Corporation for any reason.

Trade Secrets or Confidential Information: shall mean any business information or material which is not generally known to the public, and which (a) is generated or collected by or used in the operations of the Corporation and relates to the actual or anticipated business of the Corporation; or (b) results from any task assigned to the Participant by the Corporation or work performed by the Participant for or on behalf of the Corporation. Confidential information shall not be considered generally known to the public if it is revealed improperly to the public by the Participant or others without the Corporation’s express written consent and/or in violation of an obligation of confidentiality to the Corporation. Examples of Trade Secrets or Confidential Information include, but are not limited to, customer and supplier contacts, confidential information about customers, pricing, margins, business plans, marketing plans, financial data, business and customer strategies, methods or techniques of manufacturing or producing the products manufactured or produced by the Company, formulations, technical know-how, formulae, research, development and production information, processes, designs, software, solutions, patent applications and plans or proposals related to the foregoing.
4.    Miscellaneous
a.    Governing Law
This Exhibit will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Exhibit, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
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b.    Interaction
Except as set forth below, this Exhibit and the Restrictive Covenants contained herein shall be in addition to, and not in lieu of, any other restrictive covenants that are or may be applicable to the Participant, including without limitation (i) the forfeiture and clawback provisions set forth in the Plan and Schedule of Terms, (ii) the restrictive covenants described in the Carrier Global Corporation Senior Executive Severance Plan, as in effect from time to time, (iii) if applicable, the restrictive covenants in the Executive Leadership Group Agreement that the Participant entered into when he/she was appointed to United Technologies Corporation’s Executive Leadership Group (“ELG”), (iv) if applicable, the restrictive covenants in the ELG Restricted Stock Unit Retention Award Schedule of Terms that was provided to the Participant when he/she became a member of United Technologies Corporation’s Executive Leadership Group and (v) the restrictive covenants described in the Carrier Global Corporation Change in Control Severance Plan, as in effect from time to time.
Notwithstanding the foregoing, to the extent that any of the Restrictive Covenants set forth in Section 2 of this Exhibit would invalidate or conflict with restrictive covenants that are similar in nature and that: (i) were independently agreed to in an employment agreement negotiated by and between the Participant and the Corporation, and (ii) provide comparable or greater protections and remedies to the Corporation, those specific Restrictive Covenants shall be deemed inapplicable with respect to the Participant.
c.    Validity; Severability; Blue Pencil
It is the desire and intent of the parties hereto that the provisions of this Exhibit shall be enforced to the fullest extent legally-permissible. As such, the parties agree that the provisions of this Exhibit and obligations of the parties are severable, and that if it is determined that any part or portion of this Exhibit is invalid or unenforceable, the remainder of the provisions of this Exhibit shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Exhibit is unenforceable because of the duration or geographic scope of such provision, then, after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and that, in its reduced form, such provision shall be enforced.
d.    Remedies
The Participant acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Exhibit would be inadequate and therefore agrees that in addition to any remedies that may be available to the Corporation under the Terms of the Plan or the Schedule of Terms, the Corporation shall be entitled to injunctive relief in case of any such breach or threatened breach. In the event that a court determines that the Participant has breached or threatened to breach this Exhibit, the Participant agrees to reimburse the Corporation for all attorneys’ fees and costs incurred in enforcing the terms of the Exhibit. However, nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedies available for any such breach or threatened breach against the Participant or the Participant’s then-current employer that
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may also include but not be limited to contract damages, lost profits and punitive damages.
e.    Participant’s Future Employer
To enable the Corporation to monitor compliance with this Exhibit, the Participant agrees that upon the termination of his/her employment for any reason and for the duration of the Restrictive Period, that he/she will advise the Corporation of the name and address of his/her intended future employer. Furthermore, for the duration of the Restrictive Period, the Participant will inform each new employer, prior to accepting employment, of the existence of this Exhibit and provide that employer with a copy of it. The Corporation has the right to inform any future employer of the existence of this Exhibit and to provide any future employers with a copy of it.
f.    Assignment
This Exhibit (including Section 2 hereof) shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation may assign this Exhibit (including this Section 2), without the Participant’s consent to, including but not limited to, any of the entities within the Corporation or to any successor (whether by merger, purchase, bankruptcy, reorganization or otherwise) to all or substantially all of the equity, assets or businesses of the Corporation. The Participant may not assign the Exhibit (or the obligations set forth in this Section 2).
g.    No Contract
Neither the Award, the applicable Schedule of Terms for the Award, this Exhibit, nor the Plan constitute a contract of employment; nor do they guarantee the Participant’s continued employment for any period required for all or any of the Participant’s Awards to vest become exercisable, be earned or be paid out.
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